Exhibit 24(e)2

Ed Holland President and Chief Executive Officer	2992 West Beach Boulevard Post Office Box 4079 Gulfport, Mississippi 39502-4079 Tel 228.865.5320

June 5, 2013

Mr. Art P. Beattie The Southern Company 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308	Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308

Mr. Beattie and Ms. Caen:

As a director and an officer of Mississippi Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) this Company's Quarterly Reports on Form 10-Q during 2013, and (2) any necessary or appropriate amendment or amendments to any such reports and to this Company's Annual Report on Form 10-K for the year ended December 31, 2012, each such report or amendments to such reports to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/G. Edison Holland, Jr.

G. Edison Holland, Jr.